Exhibit 21 - Subsidiaries of the Registrant.

The following corporations and limited liabilities are direct or indirect subsidiaries of the registrant. None does business other than under its own name.

Name	State or other jurisdiction of incorporation or organization

CPS Leasing, Inc.	DE
CPS Marketing, Inc.	CA
CPS Receivables LLC	CA
CPS Receivables Two LLC	DE
TFC Enterprises LLC	DE
CPS Receivables Three LLC	DE
CPS Receivables Four LLC	DE
CPS Receivables Five LLC	DE
CPS Residual Corp.	DE
Page Funding LLC	DE
Page Three Funding LLC	DE
Page Four Funding LLC	DE
Page Five Funding LLC	DE
Page Six Funding LLC	DE
Page Seven Funding LLC	DE
Canyon Receivables LLC	DE
Folio Funding LLC	DE
Folio Funding Three LLC	DE
CALT SPE LLC	DE
Mercury Finance Corporation of Alabama	AL
Mercury Finance Company of Colorado	DE
Gulfco Investment, Inc.	LA
Gulfco Finance Company	LA
Midland Finance Co.	IL
Mercury Finance Company LLC	DE